Exhibit 5.1

Sharon D. Mitchell, Attorney at Law
1357 N Bywood
Clawson, Michigan 48017
(248) 515-6035 sharondmac@att.net
(760) 301-0056 (Facsimile)
MAILING ADDRESS:  57492 ONAGA TRAIL
 YUCCA VALLEY, CALIFORNIA 92284

28 November 2008

Mr. Daniel Mendes
President
DRS Inc.
16504 9th Avenue, Suite 205
Mill Creek, Washington 98012

Re: Form S-1/A Registration Statement

Dear Mr. Mendes:

You have requested that we furnish you our legal opinion with respect to the legality of the following described securities of DRS Inc. (the "Company") covered by a Form S-1  Registration Statement, (the "Registration Statement"), filed with the Securities and Exchange Commission for the purpose of registering such securities under the Securities Act of 1933:

1.	3,000,000 shares of common stock, $0.001 par value (“Common Stock”)
2.	1,868,268 shares of common stock, $0.001 par value (the "Shares")
3.	3,361,600 shares of common stock underlying options, $0.001 par value (“Options”)

In connection with this opinion, we have examined the corporate records of the Company, including the Company's Certificate of Incorporation, Bylaws, and the Minutes of its Board of Directors, the Registration Statement and Prospectus, the documents underlying the Options, and such other documents and records as we deemed relevant in order to render this opinion. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, photostatic or facsimile copies and the authenticity of the originals of such copies.

Based on the forgoing and in reliance thereon, and subject to the qualification and limitations set forth below, we are of the opinion that the Company is duly organized in the State of Nevada, validly existing and in good standing as a corporation under the laws of the State of Nevada.

It is our opinion that all of the 3,000,000 shares of Common Stock described in the S-1/A Registration Statement, when issued in accordance with the terms and conditions set forth in the Registration Statement, will be duly authorized, validly issued, fully paid and non-assessable.  We are also of the opinion that the 1,868,268 Shares offered by our Shareholders have been duly authorized, validly issued, fully paid and non-assessable and binding obligations of the Company under the laws of the State of Nevada.

Further, it is our opinion that all of the 3,361,000 Options described in the S-1/A Registration Statement that are issuable in connection with the exercise of Options to purchase Common Stock, have been duly authorized, and, when issued, delivered and paid for in accordance with the terms and conditions of the instruments governing their issuance, will be validly issued, fully paid, non-assessable and binding obligations of the Company under the laws of the State of Nevada.

Nothing herein shall be deemed to relate to or constitute an opinion concerning any matters not specifically set forth above. The foregoing opinions relate only to matters of the internal law of the State of Nevada without reference to conflict of laws and to matters of federal law, and we do not purport to express any opinion on the laws of any other jurisdiction.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission  as  an  exhibit to the Registration Statement and further consent to statements made therein regarding our firm and use of our name under the heading "Legal  Matters" in the Prospectus  constituting  a part of such Registration Statement.

With best regards,

Sharon D. Mitchell
/s/ Sharon D. Mitchell, Attorney at Law